PHP HEALTHCARE CORPORATION

                     STOCK OPTION AGREEMENT


     THIS AGREEMENT, made as of the 18th day of November, 1994 (the "Grant Date"), between PHP Healthcare Corporation, a Delaware corporation (the "Company"), and Charles H. Robbins (the "Optionee") in accordance with the Amended and Restated PHP Healthcare Corporation 1986 Stock Option Plan (the "Plan").

     The parties hereto agree as follows:

     1.   Grant of Option.

          1.1 The Company hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of an aggregate of 125,000 whole Shares subject to, and in accordance with, the terms and conditions set forth in this Agreement.

          1.2 The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422A of the Internal Revenue Code of 1990 (the "Code"), and shall be so construed.

     2.   Coordination with the Plan.

          This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

     3.   Purchase Price.

          3.1 The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be $11.875 per Share (the "Purchase Price").

          3.2 Payment of the Purchase Price shall be made (i) in cash, (ii) in the discretion of the Committee, by tender of Shares owned by the Optionee and registered in the Optionee's name with a fair market value equal to the cash exercise price of the Option being exercised (in whole or in part), or (iii) in the discretion of the Committee, by any combination of (i) and (ii) hereof.

     4.   Duration of Option.

          The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the "Exercise Term"); provided, however, that the Option may be earlier terminated as provided in Section 7 hereof or in the Plan.

     5.   Exercisability of Option.

          Unless otherwise provided in this Agreement or the Plan, the Option shall entitle the Optionee to purchase, in whole at any time or in part from time to time, one-third (1/3) of the total number of Shares covered by the Option after the expiration of twelve (12) months from the Grant Date and an additional one-third (1/3) of the total number of Shares covered by the Option after the expiration of each of the twelve month anniversaries of the Grant Date, and each such right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term.

     6.   Manner of Exercise and Payment.

          6.1 Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written notice to the Company, at its principal executive office. Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Secretary of the Company who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

          6.2 The notice of exercise described in Section 6.1 shall be accompanied by the Purchase Price for the number of Shares in respect of which the Option is being exercised.

          6.3 Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to Section 17 of the Plan, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

          6.4 The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full Purchase Price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

     7.   Termination of Employment.

          7.1 Termination of Employment. Except as provided in Sections 7.2 and 7.3, if the Optionee has a Termination of Employment with the Company or a Subsidiary, any unexercised Option held by such Optionee shall expire ninety (90) days after the Optionee has a Termination of Employment for any reason other than a termination for Cause or a Voluntary Termination, and such Option may only be exercised by the Optionee or his Beneficiary to the extent that the Option or a portion thereof was exercisable on the date of Termination of Employment; provided, however, no Option may be exercised after the expiration of the Exercise Term. If the Optionee's Termination of Employment arises as a result of a termination for Cause or a Voluntary Termination, then, unless the Committee determines otherwise at the time of the Termination of Employment, any unexercised Options held by such Optionee shall terminate and expire concurrently with the Optionee's Termination of Employment.

          7.2 Death or Disability. If the employment of the Optionee is terminated as a result of death or disability, the options shall continue to be exercisable in whole or in part by the Optionee or Optionee's heirs, beneficiaries, or legal representatives, as the case may be (hereinafter each a "beneficiary", at any time within five (5) years after the date of such termination of employment. To the extent optioned shares are not vested or exercisable pursuant to paragraph 5 herein, at the date of such termination of employment, the Optionee shall be entitled to the vesting and exercise of the remaining exercisable options that will vest during said five (5) year period. In the event of Optionee's death, the options shall be exercisable as provided in this paragraph 5 and elsewhere in this Agreement, by the Optionee's beneficiary and such person or persons shall be substituted for the Optionee each time the Optionee is referred to herein.

          7.3 Effect of Change in Control. Notwithstanding anything contained to the contrary in this Agreement, in the event of a Change in Control, the Option shall become immediately and fully exercisable and may be surrendered for cancellation and payment in accordance with Section 14 of the Plan.

     8.   No Right to Continued Employment.

          Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee's employment at any time.

     9.   Adjustments.

          In the event that any option under the Option Plan is adjusted pursuant to Section 14 thereof, the Option shall be adjusted in accordance with such provision at the same time.

     10.  Employee Bound by the Plan.

          The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

     11.  Modification of Agreement.

          This Agreement may be modified, amended, suspended or terminated in accordance with the Plan, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

     12.  Notice.

          All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telex or facsimile transmission or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

          If to Optionee:

               Charles H. Robbins
               11440 Commerce Park Drive
               Reston, VA  22091

          If to the Company:

               PHP Healthcare Corporation
               11440 Commerce Park Drive
               Reston, VA  22091
               Attention:  Secretary

     13.  Severability.

          Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

     14.  Headings.

          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15.  Counterparts.

          This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original instrument, but all of which together shall be deemed to be one and the same instrument.

     16.  Governing Law.

          The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

     17.  Parties in Interest.

          This Agreement is binding upon and is solely for the benefit of the parties hereto and the successors of the Company.
The Option shall not be transferable other than by will or the laws of descent and distribution.

     18.  Resolution of Disputes.

          Any disputes or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

                                   PHP HEALTHCARE CORPORATION


Attest:                            By: /s/ Charles H. Robbins

/s/ Illegible                      Title: President and Chairman
Secretary
                                   Name: Charles H. Robbins



                                   OPTIONEE



                                   /s/ Charles H. Robbins

                                   Charles H. Robbins